Exhibit 21

SUBSIDIARIES OF FISKER INC.

Name of Subsidiary	Jurisdiction
Fisker Group Inc.	Delaware (USA)
Fisker TN LLC.	Tennessee (USA)
Blue Current Holding LLC	Delaware (USA)
Platinum IPR LLC	Delaware (USA)
Terra Energy Inc.	Delaware (USA)
Fisker GmbH	Austria
Fisker Belgium SRL	Belgium
Fisker Canada Ltd.	Canada
Fisker (Shanghai) Motors Ltd.	China
Fisker Denmark ApS	Denmark
Fisker France SAS	France
Fisker GmbH	Germany
Fisker Vigyan India Private Limited	India
Fisker Ireland Limited	Ireland
Ocean E.V.	Mexico
Fisker Netherlands B.V.	Netherlands
Fisker Netherlands Sales B.V.	Netherlands
Fisker Norway AS	Norway
Fisker Spain	Spain
Fisker Sweden AB	Sweden
Fisker Switzerland GmbH	Switzerland
Fisker Switzerland Sales GmbH	Switzerland
Fisker (GB) Limited	United Kingdom